INTELLIGROUP REPORTS FIRST QUARTER FINANCIAL RESULTS

Edison, NJ April 28, 2008: Intelligroup Inc., a consulting, business optimization, and outsourcing firm serving global corporations, today reported results for its first quarter ended March 31, 2008.

First Quarter Highlights

-	Revenue growth: Year over year revenue grew 17.7%; quarter over quarter revenue remained relatively flat.

-	Gross Margin: Gross margin improved 10 percentage points year over year and decreased slightly by one percentage point quarter over quarter.

-	Operating Margin: Operating margin improved by 13.8 percentage points year over year and decreased by 3.8 percentage points quarter over quarter.

-	Utilization rates: Utilization remained relatively flat at 69% year on year and quarter on quarter.

-	New Customers: 42 new customers were added globally in the first quarter of 2008.

First Quarter Performance

The Company reported first quarter 2008 revenues of $38.5 million, which marks a slight increase from $38.3 million in the fourth quarter of 2007 and a 17.7% increase from $32.7 million in the first quarter of 2007. The Company’s average onsite bill rates increased by 3% in the first quarter of 2008 as compared with the fourth quarter of 2007 and by 5% as compared with the first quarter of 2007. The Company's average offshore rates were relatively flat in the first quarter of 2008 as compared with the fourth quarter of 2007 and increased by 10% as compared with the first quarter of 2007. The Company's gross margin decreased slightly to 29.7% for the first quarter of 2008 as compared with 30.8% in the fourth quarter of 2007. Due to its focus on effective cost management strategies, the Company's gross margin improved substantially from 19.8% in the first quarter of 2007 to 29.7% for the first quarter of 2008. The Company reported operating income from continuing operations of $1.7 million, which marks a 45% decrease from $3.1 million in the fourth quarter of 2007 and 156% increase from an operating loss of $3.1 million in the first quarter of 2007.

ABOUT INTELLIGROUP
Intelligroup is a vertically-led ERP focused life cycle management partner serving global corporations as well as public sector clients. Its proven Global delivery model has enabled customers to accelerate results and reduce costs significantly. With deep expertise in industry-specific enterprise solutions, Intelligroup has earned a reputation for consistently exceeding client expectations. Intelligroup develops implements and supports IT solutions for some of the largest U.S. school systems and global corporations including GE, Hershey, Abbott Labs, Eastman Chemical, Hitachi, and Kimball International.

SAFE HARBOR STATEMENT
Certain statements contained herein, including statements regarding the development of services and markets and future demand for services and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995).

Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to, variability of quarterly operating results, continued uncertainty of the IT market and revenues derived from application management business, uncertainty in revenues for traditional professional services offerings, loss of one or more significant customers, reliance on large projects, concentration of revenue, unanticipated costs associated with continued litigation, ability to attract and retain professional staff, dependence on key personnel, ability to manage growth effectively, risks associated with strategic partnerships, various project-associated risks, including termination with short notice, substantial competition, general economic conditions, risks associated with intellectual property rights, risks associated with international operations and other risk factors detailed under the caption “Risk Factors” in Intelligroup’s annual report on Form 10-K for the period ended December 31, 2007. Intelligroup disclaims any intention or obligation to update forward looking statements as a result of developments occurring after the date of this press release.

Intelligroup and the Intelligroup logo are registered trademarks and ‘Creating the Intelligent Enterprise’, 4Sight, 4Sight Plus, ASPPlus, myADVISOR, ASPPlus Power Upgrade Services and Uptimizer are service marks of Intelligroup in the U.S. and other countries. All other trademarks and company names mentioned are the property of their respective owners.

INTELLIGROUP, INC.
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2008 AND DECEMBER 31, 2007
(in thousands except par value)

	March 31,	December 31,
	2008	2007
	Unaudited	Audited
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,459	$8,419
Accounts receivable, less allowance for doubtful accounts of
$1,237 and $1,240 at March 31, 2008 and December 31, 2007,
respectively	25,541	24,493
Unbilled services, less allowance for doubtful accounts of $911
at March 31, 2008 and December 31, 2007	12,202	11,393
Deferred tax asset, current portion	518	589
Prepaid expenses and taxes	1,135	1,567
Other current assets	1,364	1,965
Total current assets	50,219	48,426

Property and equipment, net	6,181	6,470
Goodwill and Intangibles	2,812	3,034
Restricted Cash	4,875	4,848
Deferred taxes and other assets	2,694	2,684

Total assets	$66,781	$65,462

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Line of credit borrowings	$6,852	$6,566
Accounts payable	3,406	3,542
Accrued payroll and related taxes	11,882	11,645
Accrued expenses and other current liabilities	4,290	4,878
Current portion of deferred revenue	3,300	3,345
Current portion of obligations under capital leases	454	457
Total current liabilities	30,184	30,433

Obligations under capital leases, net of current portion	225	375
Deferred revenue, net of current portion	743	691
Other long-term liabilities	545	579
Total liabilities	31,697	32,078

Commitments and contingencies

Shareholders' Equity
Preferred stock, $.01 par value, 5,000 shares authorized, none
issued or outstanding	-	-
Common stock, $.01 par value, 50,000 shares authorized
and 42,160 shares issued and outstanding at March 31, 2008 and December 31, 2007	421	421
Additional paid-in capital	71,413	71,119
Accumulated deficit	(38,926)	(40,789)
Accumulated other comprehensive income	2,176	2,633
Total shareholders' equity	35,084	33,384
Total liabilities and shareholders' equity	$66,781	$65,462

INTELLIGROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(in thousands except per share data)

	THREE MONTHS ENDED MARCH 31,
	2008	2007
	Unaudited	Unaudited
Revenue	$38,453	$32,700
Cost of revenue	27,029	26,240
Gross profit	11,424	6,460

Selling, general and administrative expenses	8,998	8,912
Depreciation and amortization	720	598
Total operating expenses	9,718	9,510

Operating Income / (Loss)	1,706	(3,050)

Interest income	106	17
Interest expense	(161)	(209)
Other income, net	537	62

Income / (Loss) before income taxes	2,188	(3,180)
Provision for income taxes	326	233
Net Income / (Loss)	$1,862	$(3,413)

Basic net income / ( loss) per share	$0.04	$(0.08)
Diluted net income / ( loss) per share	$0.04	$(0.08)

Weighted average number of common shares
outstanding - Basic	42,160	41,933
- Diluted	42,493	41,933

Comprehensive income (loss)
Net Income / (loss)	$1,862	$(3,413)
Other comprehensive income (loss)
Currency translation adjustments	(457)	387

Comprehensive Income / ( loss)	$1,405	$(3,026)